Exhibit 99.1

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico's FAS, Inc. Reports Fourth Quarter Results, New Capital Allocation and Cost Reduction Initiatives

•	Adjusted 2014 fourth quarter EPS of $0.05 compared to adjusted $0.04 last year; GAAP fourth quarter EPS of $(0.21) compared to $0.00 last year

•	4.3% increase in comparable sales, reflecting positive comparable sales across all brands

•	5.7% reduction in total inventories per selling square foot

•	Announces $250 million in share repurchases to be completed through an accelerated share repurchase agreement in 2015

•	Capital expenditures in fiscal 2015 down 29% from 3-year average, with reduced pace of store openings in 2015 and beyond

•	Accelerates plan to rationalize store portfolio and announces organizational realignment reducing corporate headcount by 12%
Fort Myers, FL - February 26, 2015 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2014 fourth quarter and fiscal year ended January 31, 2015 and a series of new capital allocation and cost reduction initiatives aligned with the Company’s ongoing efforts to drive value creation.
David Dyer, President and Chief Executive Officer, Chico's FAS, said, "Overall, we are pleased with our fourth quarter performance. The actions we have taken delivered positive comparable sales across all brands, an increase in gross margin dollars and lower inventory levels. While the overall apparel retail environment remains challenging, we expect the new capital allocation and cost reduction initiatives announced today will further strengthen Chico's FAS and its brands."
For the thirteen weeks ended January 31, 2015 ("the fourth quarter"), the Company reported adjusted net income of $7.5 million compared to adjusted net income of $5.9 million for the thirteen weeks ended February 1, 2014, and fourth quarter 2014 adjusted earnings per diluted share of $0.05 compared to adjusted earnings per diluted share of $0.04 in last year’s fourth quarter. The fourth quarter adjusted results exclude EPS charges of $0.26 in 2014 and $0.04 in 2013, primarily related to Boston Proper non-cash goodwill and trade name impairment, as well as cost reduction and restructuring initiatives (the "Charges"), as presented in the accompanying GAAP to non-GAAP reconciliation. Including the impact of the Charges, the Company reported a fourth quarter 2014 net loss of $31.8 million, or $0.21 per diluted share compared to a fourth quarter 2013 net loss of $0.3 million, or $0.00 per diluted share.
For the fifty-two weeks ended January 31, 2015 ("fiscal 2014"), the Company reported adjusted net income of $104.0 million compared to adjusted net income of $137.0 million for the fifty-two weeks ended February 1, 2014 (fiscal 2013), and adjusted earnings per diluted share of $0.68 compared to adjusted earnings per diluted share of $0.85 in fiscal 2013. The adjusted results exclude EPS charges of $0.26 in 2014 and $0.44 in 2013, as presented in the accompanying GAAP to non-GAAP reconciliation. Including the impact of the Charges, the Company reported fiscal 2014 net income of $64.6 million, or $0.42 per diluted share compared to fiscal 2013 net income of $65.9 million, or $0.41 per diluted share.

Net Sales
For the fourth quarter, net sales were $656.9 million, an increase of 7.6% compared to $610.2 million in last year’s fourth quarter, primarily reflecting 75 net new stores for a square footage increase of 4.5% and a 4.3% increase in comparable sales. The 4.3% increase in comparable sales for the fourth quarter was following a 3.4% decrease in last year’s fourth quarter, and reflected an increase in transaction count and average dollar sale.

For fiscal 2014, net sales were $2.675 billion, an increase of 3.4% compared to $2.586 billion in fiscal 2013, primarily reflecting 75 net new stores for a square footage increase of 4.5%. Comparable sales were flat for 2014 compared to a 1.8% decrease in 2013, and reflected an increase in transaction count offset by a decrease in average dollar sale.

Comparable Sales

	Fifty-Two Weeks Ended		Thirteen Weeks Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
	Comp %	Comp %	Comp %	Comp %
Chico's	(0.5)%	(4.1)%	1.2%	(3.0)%
White House | Black Market	(1.7)%	0.0%	5.4%	(6.6)%
Soma Intimates	8.0%	5.8%	13.7%	5.3%
Total Company	0.0%	(1.8)%	4.3%	(3.4)%

Gross Margin

For the fourth quarter, gross margin was $328.2 million compared to $309.6 million in last year’s fourth quarter. Gross margin was 50.0% of net sales, a 70 basis point decrease from last year’s fourth quarter, primarily reflecting increased promotional activity to sell through product delayed by port issues and seasonal merchandise as well as an impairment charge related to non-go-forward inventory. We expect the impact of port delays to continue in fiscal 2015.

Selling, General and Administrative Expenses

For the fourth quarter, selling, general and administrative expenses (“SG&A”) were $317.8 million compared to $302.4 million in last year’s fourth quarter. SG&A was 48.4% of net sales, a 110 basis point improvement from last year’s fourth quarter, primarily reflecting sales leverage of store expenses and National Store Support Center costs, partially offset by the impact of investment spending on strategic initiatives.

Impairment Charges

In the fourth quarter of 2014, the Company determined that certain Boston Proper intangibles were impaired and recorded $30.1 million in pre-tax, non-cash goodwill and trade name impairment charges. These impairment charges were the result of sales and margin declines in the Boston Proper brand due to issues with its merchandising and marketing effectiveness. On an after-tax basis, the fourth quarter impairment charge impact was $28.5 million, or $0.19 per diluted share. The $30.1 million Boston Proper impairment charges included $25.8 million related to goodwill impairment and $4.3 million related to the trade name.

Restructuring and Other Charges
For the fourth quarter, the Company recorded pre-tax restructuring and other charges of $16.7 million primarily related to severance, store closures and other impairment charges associated with actions announced today. On an after-tax basis, the fourth quarter restructuring and other charges impact was $10.1 million, or $0.07 per diluted share.

Income Tax Provision
For the fourth quarter, the effective tax rate was 12.6% compared to an effective tax rate of 104.7% in last year's fourth quarter. The effective tax rates include the impact of the Charges presented in the accompanying GAAP to Non-GAAP Reconciliation. Excluding the tax impact of the Charges, the 2014 fourth quarter effective tax rate would have been 35.4%, primarily reflecting favorable tax settlements and credits, including the impact of favorable legislation passed in the fourth quarter of 2014, offset by the impact of international operations. Excluding the tax impact of the Charges, the 2013 fourth quarter effective tax rate would have been 20.0%, primarily reflecting favorable tax settlements and credits in 2013.

Inventories
At the end of the fourth quarter of 2014, total inventories per selling square foot decreased 5.7%, primarily reflecting higher sales volume, more conservative receipt planning and a favorable shift in the timing of the Chinese New Year. Total inventories decreased $3.0 million compared to the fourth quarter of last year.

Assets Held for Sale
At the end of the fourth quarter, current assets included $16.8 million in assets held for sale, comprised of vacant land.

New Capital Allocation and Cost Reduction Initiatives

The Company remains committed to returning excess cash to shareholders and announced today that it expects to execute a $250 million accelerated share repurchase agreement in the first quarter of fiscal 2015 to be financed through a combination of cash and debt. At the end of the fourth quarter, the Company had $290 million remaining under its existing authorization.

The Company expects capital expenditures of approximately $100 million in fiscal 2015, inclusive of approximately $30 million related to the roll-out of new Point-of-Sale system applications, including mobile technology, to all stores. This level of capital investment represents a 29% reduction to the Company's three-year average. For fiscal 2015, the Company plans to open approximately 40 new stores, significantly less than the openings of 125 stores in 2012, 135 stores in 2013, and 109 stores in 2014.

The Company has also determined to increase the rate of domestic store closures to improve the overall productivity of its store fleet. Under this plan, the Company expects to close approximately 120 stores starting in fiscal 2015 through 2017. These 120 store closings are expected to ultimately result in expense savings of approximately $55.2 million upon completion. In the fourth quarter of 2014, the Company recorded pre-tax impairment charges associated with the accelerated closures of approximately $5.3 million. For fiscal 2015, the Company plans to close approximately 35 stores.

The Company today announced an organizational realignment to ensure that resources are better aligned with long-term growth initiatives, including omni-channel. The changes resulted in the elimination of approximately 240 existing positions, which is expected to result in approximately $38 million of annualized savings. The corporate organizational realignment resulted in a 12% reduction of the Company’s headquarters and field management employee base. In the fourth quarter of 2014, the Company recorded pre-tax restructuring charges related to headcount reductions, including severance and other charges, of approximately $8.2 million.

Todd Vogensen, Executive Vice President and Chief Financial Officer, Chico’s FAS, said, “The changes to the Company's capital allocation and cost reductions announced today were carefully considered to ensure that we continue to operate from a position of strength and drive profitable growth and value creation.”

2015 Full-Year Outlook

For the full year of fiscal 2015, the Company is anticipating a positive, low-single digit comparable sales increase. The Company expects improvement in gross margin rate in 2015 compared to the prior year. We expect slight deleverage in SG&A costs, driven primarily by the 109 new stores opened in fiscal 2014, approximately 40 previously committed to new stores in fiscal 2015, and a return to a more historical level of incentive compensation. In fiscal 2015, the Company will continue to incur charges related to the new capital allocation and cost reduction initiatives announced today. Total inventories are expected to grow at a slower rate than total company sales growth.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico's, White House | Black Market, Soma Intimates, and Boston Proper, is a leading omni-channel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

As of January 31, 2015, the Company operated 1,547 stores in the US and Canada and sold merchandise through franchise locations in Mexico. The Company’s merchandise is also available at www.chicos.com, www.whbm.com, www.soma.com, and www.bostonproper.com. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Executive Contact:
Dave Slater
Vice President – Investor Relations
Chico’s FAS, Inc.
(239) 346-4199

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	Fifty-Two Weeks Ended				Thirteen Weeks Ended
	January 31, 2015		February 1, 2014		January 31, 2015		February 1, 2014
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico's	$1,379,863	51.6%	$1,362,641	52.7%	$310,030	47.2%	$299,549	49.0%
White House | Black Market	888,371	33.2%	858,972	33.2%	232,732	35.4%	215,284	35.3%
Soma Intimates	311,174	11.6%	267,506	10.3%	90,768	13.8%	75,384	12.4%
Boston Proper	95,803	3.6%	96,918	3.8%	23,377	3.6%	20,016	3.3%
Total net sales	2,675,211	100.0%	2,586,037	100.0%	656,907	100.0%	610,233	100.0%
Cost of goods sold	1,248,889	46.7%	1,169,406	45.2%	328,741	50.0%	300,598	49.3%
Gross margin	1,426,322	53.3%	1,416,631	54.8%	328,166	50.0%	309,635	50.7%
Selling, general and administrative expenses	1,263,134	47.2%	1,202,068	46.5%	317,774	48.4%	302,378	49.5%
Goodwill and trade name impairment charges	30,100	1.2%	72,466	2.8%	30,100	4.6%	—	0.0%
Restructuring and other charges	16,745	0.6%	—	0.0%	16,745	2.5%	—	0.0%
Acquisition and integration costs	—	0.0%	914	0.0%	—	0.0%	—	0.0%
Income (loss) from operations	116,343	4.3%	141,183	5.5%	(36,453)	(5.5)%	7,257	1.2%
Interest income, net	98	0.0%	500	0.0%	23	0.0%	95	0.0%
Income (loss) before income taxes	116,441	4.3%	141,683	5.5%	(36,430)	(5.5)%	7,352	1.2%
Income tax provision	51,800	1.9%	75,800	3.0%	(4,600)	(0.7)%	7,700	1.3%
Net income (loss)	$64,641	2.4%	$65,883	2.5%	$(31,830)	(4.8)%	$(348)	(0.1)%
Per share data:
Net income (loss) per common share-basic	$0.42		$0.41		$(0.21)		$0.00
Net income (loss) per common and common equivalent share–diluted	$0.42		$0.41		$(0.21)		$0.00
Weighted average common shares outstanding–basic	148,622		155,048		148,754		150,291
Weighted average common and common equivalent shares outstanding–diluted	149,126		155,995		148,754		150,291
Dividends declared per share	$0.30		$0.24		$0.075		$0.075

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	January 31, 2015	February 1, 2014

ASSETS
Current Assets:
Cash and cash equivalents	$133,351	$36,444
Marketable securities, at fair value	126,561	116,002
Inventories	235,159	238,145
Prepaid expenses and other current assets	51,088	50,698
Assets held for sale	16,800	—
Total Current Assets	562,959	441,289
Property and Equipment, net	606,147	631,050
Other Assets:
Goodwill	145,627	171,427
Other intangible assets, net	109,538	118,196
Other assets, net	14,310	9,229
Total Other Assets	269,475	298,852
	$1,438,581	$1,371,191
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$144,534	$131,254
Other current and deferred liabilities	158,396	142,073
Total Current Liabilities	302,930	273,327
Noncurrent Liabilities:
Deferred liabilities	142,371	138,874
Deferred taxes	49,659	49,887
Total Noncurrent Liabilities	192,030	188,761
Stockholders’ Equity:
Preferred stock	—	—
Common stock	1,529	1,522
Additional paid-in capital	407,275	382,088
Retained earnings	534,255	525,381
Accumulated other comprehensive income	562	112
Total Stockholders’ Equity	943,621	909,103
	$1,438,581	$1,371,191

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Fifty-Two Weeks Ended
	January 31, 2015	February 1, 2014
Cash Flows From Operating Activities:
Net income	$64,641	$65,883
Adjustments to reconcile net income to net cash provided by operating activities —
Goodwill and trade name impairment charges, pre-tax	30,100	72,466
Depreciation and amortization	122,269	118,303
Deferred tax (benefit) expense	(9,598)	10,231
Stock-based compensation expense	26,487	27,145
Excess tax benefit from stock-based compensation	(1,981)	(2,483)
Deferred rent and lease credits	(20,017)	(18,863)
Loss on disposal and impairment of property and equipment	10,085	1,736
Changes in assets and liabilities:
Inventories	2,986	(31,296)
Prepaid expenses and other assets	53	(2,767)
Accounts payable	13,280	1,867
Accrued and other liabilities	44,178	(5,540)
Net cash provided by operating activities	282,483	236,682
Cash Flows From Investing Activities:
Purchases of marketable securities	(128,696)	(96,374)
Proceeds from sale of marketable securities	118,062	252,768
Purchases of property and equipment, net	(119,817)	(138,510)
Net cash (used in) provided by investing activities	(130,451)	17,884
Cash Flows From Financing Activities:
Proceeds from issuance of common stock	6,268	12,395
Excess tax benefit from stock-based compensation	1,981	2,483
Dividends paid	(45,773)	(38,255)
Repurchase of common stock	(18,124)	(251,646)
Net cash used in financing activities	(55,648)	(275,023)
Effects of exchange rate changes on cash and cash equivalents	523	42
Net increase (decrease) in cash and cash equivalents	96,907	(20,415)
Cash and Cash Equivalents, Beginning of period	36,444	56,859
Cash and Cash Equivalents, End of period	$133,351	$36,444

Supplemental Detail on Earnings Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the “two-class” method. For the Company, participating securities are composed entirely of unvested restricted stock awards and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Earnings per share is determined using the two-class method, as it is more dilutive than the treasury stock method. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options and PSUs. For the fifty-two weeks and thirteen weeks ended January 31, 2015 and February 1, 2014, potential common shares were excluded from the computation of diluted EPS to the extent they were antidilutive.

The following unaudited table sets forth the computation of basic and diluted earnings per share shown on the face of the accompanying condensed consolidated statements of income (loss) (in thousands, except per share amounts):

	Fifty-Two Weeks Ended		Thirteen Weeks Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014

Numerator
Net income (loss)	$64,641	$65,883	$(31,830)	$(348)
Net income and dividends declared allocated to participating securities	(1,697)	(1,746)	—	—
Net income (loss) available to common shareholders	$62,944	$64,137	$(31,830)	$(348)
Denominator
Weighted average common shares outstanding – basic	148,622	155,048	148,754	150,291
Dilutive effect of non-participating securities	504	947	—	—
Weighted average common and common equivalent shares outstanding – diluted	149,126	155,995	148,754	150,291
Net income (loss) per common share*:
Basic	$0.42	$0.41	$(0.21)	$0.00
Diluted	$0.42	$0.41	$(0.21)	$0.00

*Due to the differences between quarterly and year-to-date weighted average share counts and the effect of quarterly rounding to the nearest cent per diluted share, the year-to-date calculation of GAAP and non-GAAP diluted EPS may not equal the sum of the quarters.

SEC Regulation G - The Company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). However, to supplement these consolidated financial results, management believes that certain non-GAAP results, which exclude certain charges, may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that impact the comparability of the results. A reconciliation of net income (loss) and earnings per diluted share on a GAAP basis to net income and earnings per diluted share on a non-GAAP basis is presented in the table below:

Chico’s FAS, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation of Net Income (Loss) and Diluted EPS
(Unaudited)
(in thousands, except per share amounts)

	Fifty-Two Weeks Ended		Thirteen Weeks Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Net income (loss):

GAAP basis	$64,641	$65,883	$(31,830)	$(348)
Impact of goodwill and trade name impairment charges, net of tax	28,474	70,499	28,474	6,233
Impact of restructuring and other charges, net of tax	10,137	—	10,137	—
Impact of inventory impairment, net of tax	717	—	717	—
Impact of acquisition and integration costs, net of tax	—	577	—	—
Non-GAAP adjusted basis	$103,969	$136,959	$7,498	$5,885

Net income (loss) per diluted share:

GAAP basis	$0.42	$0.41	$(0.21)	$0.00
Impact of goodwill and trade name impairment charges, net of tax	0.19	0.44	0.19	0.04
Impact of restructuring and other charges, net of tax	0.07	0.00	0.07	0.00
Impact of inventory impairment, net of tax	0.00	0.00	0.00	0.00
Impact of acquisition and integration costs, net of tax	0.00	0.00	0.00	0.00
Non-GAAP adjusted basis	$0.68	$0.85	$0.05	$0.04

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended January 31, 2015
(Unaudited)

	As of 11/1/14	New Stores	Closures	As of 1/31/15
Store count:
Chico’s frontline boutiques	621	1	(9)	613
Chico’s outlets	118	1	(1)	118
Chico's Canada	3	—	—	3
WH|BM frontline boutiques	446	1	(6)	441
WH|BM outlets	67	1	—	68
WH|BM Canada	5	—	—	5
Soma frontline boutiques	263	2	(2)	263
Soma outlets	17	—	—	17
Boston Proper frontline boutiques	17	2	—	19
Total Chico’s FAS, Inc.	1,557	8	(18)	1,547

	As of 11/1/14	New Stores	Closures	Other changes in SSF	As of 1/31/15
Net selling square footage (SSF):
Chico’s frontline boutiques	1,694,688	2,023	(22,071)	—	1,674,640
Chico’s outlets	296,180	2,268	(2,848)	—	295,600
Chico's Canada	7,313	—	—	—	7,313
WH|BM frontline boutiques	1,018,600	2,818	(11,351)	175	1,010,242
WH|BM outlets	139,687	2,213	—	—	141,900
WH|BM Canada	12,460	—	—	—	12,460
Soma frontline boutiques	497,109	3,580	(4,031)	1,984	498,642
Soma outlets	31,672	—	—	—	31,672
Boston Proper frontline boutiques	29,147	3,888	—	—	33,035
Total Chico’s FAS, Inc.	3,726,856	16,790	(40,301)	2,159	3,705,504

As of January 31, 2015 the Company also sold merchandise through 19 international franchise locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Fifty-Two Weeks Ended January 31, 2015
(Unaudited)

	As of 2/1/14	New Stores	Closures	As of 1/31/15
Store count:
Chico’s frontline boutiques	611	15	(13)	613
Chico’s outlets	110	11	(3)	118
Chico's Canada	—	3	—	3
WH|BM frontline boutiques	436	18	(13)	441
WH|BM outlets	59	9	—	68
WH|BM Canada	3	2	—	5
Soma frontline boutiques	232	35	(4)	263
Soma outlets	17	1	(1)	17
Boston Proper frontline boutiques	4	15	—	19
Total Chico’s FAS, Inc.	1,472	109	(34)	1,547

	As of 2/1/14	New Stores	Closures	Other changes in SSF	As of 1/31/15
Net selling square footage (SSF):
Chico’s frontline boutiques	1,672,225	38,269	(33,013)	(2,841)	1,674,640
Chico’s outlets	278,223	26,562	(9,185)	—	295,600
Chico's Canada	—	7,313	—	—	7,313
WH|BM frontline boutiques	986,708	46,429	(26,689)	3,794	1,010,242
WH|BM outlets	121,565	20,335	—	—	141,900
WH|BM Canada	7,987	4,473	—	—	12,460
Soma frontline boutiques	441,387	63,991	(7,638)	902	498,642
Soma outlets	32,682	1,445	(2,346)	(109)	31,672
Boston Proper frontline boutiques	6,003	27,032	—	—	33,035
Total Chico’s FAS, Inc.	3,546,780	235,849	(78,871)	1,746	3,705,504

As of January 31, 2015 the Company also sold merchandise through 19 international franchise locations.